                                                                     EXHIBIT 3.1

                            HELLER FINANCIAL, INC.
                           (a Delaware corporation)

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                          Under Sections 242 and 245
                                    of the
                       Delaware General Corporation Law

     Heller Financial, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

     1.   The name of the Company is Heller Financial, Inc.

     2. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 20, 1919, under the name Heller-Marks & Company.

     3. This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Company, duly adopted by written consent of the sole stockholder of the Company in lieu of a meeting and duly executed and acknowledged by the officers of the Company in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103, shall supersede the original Certificate of Incorporation, as previously amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Company.

     4. The text of the Certificate of Incorporation of the Company is hereby amended, integrated and restated to read in its entirety as follows:

     FIRST: The name of this Company is HELLER FINANCIAL, INC.

     SECOND: The location of its registered office in the State of Delaware is to be 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its agent therein and in charge thereof, and upon whom legal process against this Company may be served, is THE CORPORATION TRUST COMPANY, 1209 Orange Street, in said City of Wilmington.

     THIRD: The nature of the business and the objects and purposes for which, and for any of which, this Company is formed are to do any or all of the things herein set forth as fully and to the same extent as natural persons might or could do and in any part of the world, namely:

     (a) To buy, sell and generally deal in commercial paper, securities, shares of stock, bonds, debentures, and evidences of indebtedness of all kinds, whether secured or unsecured, including bills and accounts receivable, and to loan money on the security thereof, or otherwise, and to make investments in commercial paper, securities, shares of stock, bonds, debentures, and evidences of indebtedness of all kinds, whether secured or unsecured, including bills and accounts receivable, and to loan money on the security thereof, or otherwise, and to make advances upon consignments of merchandise and commodities, and to hypothecate such merchandise and commodities as security, with power to transact all of the commercial and financial transactions pertaining to any of the businesses herein provided for.

     (b) To organize, incorporate, reorganize, finance, or assist financially or otherwise companies, corporations, syndicates, partnerships and associations of all kinds, and individuals, and to endorse, underwrite and subscribe for the bonds, stocks, securities, debentures, notes or undertakings of any company, corporation, syndicate, partnership, association or individual, and to make any guarantee in connection therewith, or otherwise, for the payment of money, and for the performance of any obligation or undertaking and to do any and all things necessary or convenient to carry any such purposes into effect.

     (c) To investigate, develop, consummate, undertake, and carry on any enterprise, business, transaction or operation, commonly carried on or undertaken by capitalists, financiers, trust companies, contracts, syndicates, merchants, importers, exporters, commission men or agents, and to acquire the good will, rights and property, and undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation, and to pay for the same in cash, stock, bonds, or notes, or otherwise, and generally, as principal or agent, to institute, enter into, carry on, assist, promote, and participate in financial, commercial, mercantile, and other business, works, contracts, undertakings and operations.

     (d) To manufacture, buy, sell, warehouse, store and deal in goods, wares, merchandise, commodities and property of any and every kind, and also to advance money to any person, firm or corporation on the security of any such property, or on the security of commercial paper or notes given as evidence of any deferred payments for any property sold by this Company or by any person, firm, association or corporation.

     (e) To insure any of the property or interest aforesaid, and the persons, firms or corporations owning, using or operating the same, against loss of fire, theft, collision or damage, or any risk or liability whatever.

     (f) To engage in and carry on the business of general commission merchants, and purchasing and selling agents; to manufacture, buy, hold, own, produce, sell and otherwise dispose of, either as principal or agent, and upon commission or consignment or otherwise, goods, wares, merchandise, commodities, and personal property of all kinds.

     (g) To hold in trust, issue on commission, make advances upon, or sell, lease, license, transfer, organize, reorganize, incorporate, or dispose of any of the undertakings or resulting investments aforesaid, or the stock or securities thereof; to act as agent, trustee, or depositary for any of the above or like purposes, or any purpose herein mentioned, and to act as fiscal agent of any person, firm, association or corporation.

     (h) To obtain the grant of, purchase, lease, or otherwise acquire any concessions, rights, options, patents, privileges, franchises, licenses, lands, properties, undertakings, or businesses, or any right, option, or contract in relation thereto, and to perform, carry out and fulfill the terms and conditions thereof, and to carry the same into effect, and develop, maintain, lease, sell, transfer, dispose of, and otherwise deal with the same.

     (i) To subscribe for, or cause to be subscribed for, buy, own, hold, purchase, receive or otherwise acquire, and to sell, negotiate, guarantee, assign, deal in, exchange, transfer, mortgage, pledge, or otherwise dispose of, shares of the capital stock, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes and evidences of indebtedness, issued or created by other corporations, joint stock companies or associations, whether public, private or municipal, or any corporate body, and while owner thereof to possess and to exercise in respect thereof, all the rights, powers and privileges of ownership, including the right to vote thereon; to guarantee the payment of dividends on any shares of the capital of any of the corporations, joint stock companies or associations in which this Company has or may have an interest and to become surety in respect of, endorse or otherwise guarantee the payment of the principal or interest of any scrip, bonds, coupons, mortgages, debentures, securities, notes, or evidences of indebtedness issued or created by any such corporations, joint stock companies or associations; to become surety for or guarantee the carrying out and performance of any and all contracts, leases and other obligations of every kind of any such corporation, joint stock company, or association, any of whose shares, bonds, securities or evidences of indebtedness are held by or for this Company, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such shares, bonds, securities or evidences of indebtedness.

     (j) To purchase, apply for, obtain, or otherwise acquire, any and all letters patent, licenses, patent rights, patented processes and similar rights granted by the United States or any other government or country, or any interest therein, or any inventions which may seem capable of being used for or in connection with any of the objects or purposes of this Company, and to use, exercise, develop, sell, lease, grant licenses in respect to, or other interests in the same, and otherwise turn the same to account, and to carry on any business, manufacturing or otherwise, which may be deemed to directly or indirectly effectuate these objects or any of them.

     (k) To secure, acquire, apply for, register, hold, own or otherwise dispose of any and all copyrights, trademarks, trade names and other trade rights.

     (l) To organize, or cause to be organized, under the laws of the State of Delaware, or of any other state, territory or country, or the District of Columbia, a corporation or corporations for the purpose of accomplishing any of the objects for which this Company is organized, or for any other purpose or purposes, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations.

     (m) To borrow money for the purposes of this Company, and to issue bonds, debentures, notes, and other obligations, and to secure the sale by pledge or mortgage of the whole, or any part of the property of this Company, either real or personal, or to issue bonds, notes, debentures, or other obligations, without any such security.

     (n) To issue shares of stock, preferred stock, debentures, debenture stock, bonds, notes, and other obligations for cash, or property, or in exchange for the stock, bonds, notes or securities of any person, firm or corporation.

     (o) To enter into, make, perform and carry out contracts of every kind for any lawful purpose, without limit as to amount, with any person, firm, association or corporation.

     (p) To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants and other negotiable or transferable instruments.

     (q) To purchase and acquire shares of the capital stock, bonds, and other obligations of this Company, from time to time, to such extent, and in such manner and upon such terms as its Board of Directors shall determine, and from time to time to accept, any such shares, bonds and obligations as security for, or in payment on account, or in satisfaction of, any claim or demand of this Company, and to reissue the same from time to time.

     (r) To have one or more offices to carry on any or all of its operations and business, and, without restriction or limit as to amount, to purchase, lease, or otherwise acquire, hold, and own, and to mortgage, sell, convey, lease, or otherwise dispose of real and personal property of every class and description, in any of the states or territories of the United States and in the District of Columbia and in any and all foreign countries, subject to the laws of such state, district, territory or country.

     (s) To do any and all things herein set forth, and in addition such other acts as are incident or conducive to the attainment of the purposes of this Company, or any of them, to the same extent as natural persons lawfully might or could do in any part of the world, insofar as such acts are not inconsistent with the provisions of the laws of the State of Delaware.

     The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Company, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Delaware.

     It is the intention that the purposes and powers specified in this Article Third hereof shall, except as otherwise expressly provided, in no wise be limited or restricted by reference to or interference from the terms of any other clause or paragraph of this Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation"), and that each of the purposes and powers specified in this Article Third hereof, shall be regarded as independent purposes and powers.

     FOURTH: (a) The total number of shares of stock which the Company shall have authority to issue is 852,000,000, of which 2,000,000 shares, no par value, are to be of a class designated "Preferred Stock," 50,000,000 shares, of the par value of $0.01 each, are to be of a class designated "Senior Preferred Stock," 500,000,000 shares, of the par value of $0.25 each, are to be of a class designated Class A Common Stock ("Class A Common Stock") and 300,000,000 shares, of the par value of $0.25 each, are to be of a class designated Class B Common Stock ("Class B Common Stock," and together with the Class A Common Stock, "Common Stock").

     The relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Company shall be as follows:

          (1) Except as otherwise set forth below in this Article FOURTH, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

          (2) Subject to the rights of the holders of any outstanding Preferred Stock and Senior Preferred Stock and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or, subject to the next sentence, shares of Common Stock of the Company, or any property of the Company as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class. Notwithstanding anything herein to the contrary, the holders of the Class A Common Stock shall not be entitled to receive any special dividend declared and paid in respect of the Class B Common Stock within seven (7) days after the initial issuance by the Company of the Class A Common Stock, provided that any such dividend or dividends, in the aggregate, shall not be in an amount greater than the excess over $450 million of the net proceeds received by the Company from the initial issuance of such Class A Common Stock.

          (3) At every meeting of the stockholders of the Company every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in its name on the transfer books of the Company, and every holder of Class B Common Stock shall be entitled to three votes in person or by proxy for each share of Class B Common Stock standing in its name on the transfer books of the Company, in connection with the election of directors and all other matters submitted to a vote of stockholders, subject to the right of The Fuji Bank, Limited and its subsidiaries (together with their respective successors, "Fuji Bank") or the Class B Transferee (as defined in Section (a)(6)(ii) below), as the case may be, to elect to reduce from time to time the number of votes per share to which the holders of Class B Common Stock are entitled from three to any number of votes per share of Class B Common Stock less than three (but not fewer than one) by written notice to the Company, which notice shall (A) specify the reduced number of votes per share, (B) be included with the records of the Company maintained by the Secretary and (C) for so long thereafter as there shall be shares of Class B Common Stock outstanding, be referred to or reflected in any proxy or information statement provided to holders of the Common Stock in connection with any matter to be voted upon by such holders. Any such notice, once given, shall be irrevocable. Except as may be otherwise required by law or this Article FOURTH, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights that may be granted to holders of Preferred Stock and Senior Preferred Stock, on all matters submitted to a vote of the stockholders of the Company. Notwithstanding anything herein to the contrary, in the event that at any time while held by Fuji Bank the outstanding shares of Class B Common Stock would otherwise represent greater than seventy nine percent (79%) of the combined voting power of all outstanding classes of voting stock of the Company, then for voting purposes the number of votes per share of Class B Common Stock shall be automatically reduced so that the outstanding shares of Class B Common Stock in the aggregate represent seventy nine percent (79%) of such combined voting power.

          (4) In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of any Preferred Stock and Senior Preferred Stock, the remaining assets and funds of the Company shall be distributed pro rata to the holders of Class A Common Stock and Class B Common Stock. For purposes of this Section (a)(4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company or a consolidation or merger of the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (5) In the case of any reorganization or consolidation or merger of the Company with one or more other entities, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash), if any, receivable upon such reorganization, consolidation or merger by each holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash), if any, receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock, except that shares of stock or other securities receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock may differ from the shares of stock or other securities receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock to the extent that the Class B Common Stock and Class A Common Stock differ as provided in this Certificate of Incorporation of the Company.

          (6) (i) Each record holder of shares of Class B Common Stock may convert such shares into an equal number of shares of Class A Common Stock by surrendering the certificates for such shares, accompanied by any required tax transfer stamps and by a written notice by such record holder to the Company stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of

Class A Common Stock and requesting that the Company issue all of such shares of Class A Common Stock to persons named therein, and setting forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender.

               (ii) Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by Fuji Bank or, as set forth below in this Section (a)(6)(ii), the Class B Transferee or any subsidiaries of the Class B Transferee. For purposes of this Certificate of Incorporation, "beneficial owner", and any derivative term thereof, shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. In addition, a person shall be the "beneficial owner" of any shares of Common Stock which such person or any of its affiliates or associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such affiliate or associate shall be deemed to be the beneficial owner of any shares of Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such affiliate or associate is otherwise deemed the beneficial owner). For purposes of this Section (a), the term "subsidiary" means as to any person or entity, any corporation, partnership, joint venture, association or other entity in which such person or entity beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

               Notwithstanding anything herein to the contrary, shares of Class B Common Stock representing more than a 50% voting interest in the then outstanding shares of Common Stock taken as a whole, when transferred by Fuji Bank in a single transaction or series of related transactions to one person unaffiliated with Fuji Bank (together with its successors, the "Class B Transferee") and/or any subsidiaries of the Class B Transferee, shall not automatically convert to shares of Class A Common Stock upon the transfer of such shares. Upon any such transfer of shares of Class B Common Stock representing more than a 50% voting interest in the outstanding shares of Common Stock taken as a whole to the Class B Transferee, any shares of Class B Common Stock retained by Fuji Bank shall automatically convert into shares of Class A Common Stock. For avoidance of doubt, the Class B Common Stock shall automatically convert to shares of Class A Common Stock, as provided in the preceding paragraph, upon any transfer by the Class B Transferee or any of its subsidiaries to any person other than the Class B Transferee or any of its subsidiaries, whether in a single transaction or series of related or unrelated transactions and whether representing more or less than a 50% voting interest in the then outstanding shares of Common Stock taken as a whole. For purposes of this Section (a)(6), each reference to a "person" shall be deemed to include not only a natural person, but also a corporation, partnership, joint venture, association, or other legal entity of any kind; and each reference to a "natural person" (or to a "record holder" of shares, if a natural person) shall be deemed to include in his representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

               Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock if at any time the number of shares of Class B Common Stock then outstanding is less than thirty percent (30%) of the aggregate number of shares of Common Stock then outstanding.

               The Company will provide notice of any automatic conversion pursuant to this Section (a)(6)(iii) of all outstanding shares of Class B Common Stock to all holders of record of shares of Common Stock as soon as practicable following such conversion; provided, however, that the Company may also satisfy such notice requirement by providing such notice prior to such conversion. Such notice shall be provided by mailing notice of such conversion, first class, postage prepaid, to each holder of record of shares of Common Stock, at such holder's address as it appears on the transfer books of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall state, as appropriate, the following:

                    (A)  the automatic conversion date;

                    (B) that all outstanding shares of Class B Common Stock are to be or have been automatically converted on such automatic conversion date, and that from such automatic conversion date the certificates evidencing any shares of Class B Common Stock shall evidence the same number of shares of Class A Common Stock; and

                    (C) the place or places where certificates for such shares are to be surrendered for exchange for certificates evidencing the shares of Class A Common Stock.

                    Immediately upon such conversion on the automatic conversion date, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to Section (a)(6)(vi) below.

               (iii) Holders of shares of Class B Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them only in connection with a transfer which meets the qualifications of Section (a)(6)(iv) below, and under no other circumstances, or (B) convert any or all of such shares into shares of Class A Common Stock as provided in Section (a)(6)(i) above. No one other than those persons or entities in whose names shares of Class B Common Stock become registered on the original stock ledger of the Company by reason of their record ownership of shares of Common Stock of the Company which are reclassified into shares of Class B Common Stock, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer which meets the qualifications set forth in Section
(a)(6)(iv) below, shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Company or be otherwise entitled to enjoy for its own benefit the special rights and powers of a holder of shares of Class B Common Stock.

               Holders of shares of Class B Common Stock may at any and all times transfer to any person or entity the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

               (iv) Shares of Class B Common Stock shall be transferred on the books of the Company and a new certificate therefor issued, upon presentation at the office of the Secretary of the Company (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Company) of the certificate for such shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if such certificate when so presented shall also be accompanied by any one of the following:

                    (a) a written notice from Fuji Bank, stating that the certificate for such shares is being presented to effect a transfer by Fuji Bank of shares to a subsidiary or subsidiaries of Fuji Bank;

                    (b) a written notice from Fuji Bank, stating that the certificate for such shares is being presented to effect a transfer by any subsidiary of Fuji Bank of shares to Fuji Bank or another subsidiary or subsidiaries of Fuji Bank;

                    (c) a written notice from Fuji Bank, stating that the certificate for such shares is being presented to effect a transfer by Fuji Bank or any of its subsidiaries of shares to the Class B Transferee or a subsidiary or subsidiaries of the Class B Transferee as contemplated by Section (a)(6)(ii);

                    (d) a written notice from the Class B Transferee stating that the certificate for such shares is being presented to effect a transfer by the Class B Transferee of shares to a subsidiary or subsidiaries of the Class B Transferee; or

                    (e) a written notice from the Class B Transferee stating that the certificate for such shares is being presented to effect a transfer by any subsidiary of the Class B Transferee of shares to the Class B Transferee or another subsidiary or subsidiaries of the Class B Transferee.

          If a record holder of shares of Class B Common Stock shall deliver a certificate for such shares, endorsed by it for transfer or accompanied by an instrument of transfer signed by it, to a person or entity who receives such shares in connection with a transfer which does not meet the qualifications set forth in this Section (a)(6)(iv), then such person or entity or any successive transferee of a certificate for such shares may treat such endorsement or instrument as authorizing it on behalf of such record holder to convert such shares in the manner above provided for the purpose of the transfer to itself of the shares of Class A Common Stock issuable upon such conversion, and to give on behalf of such record holder the written notice of conversion above required, and may convert such shares of Class B Common Stock accordingly.

          If any shares of Class B Common Stock shall improperly have been registered in the name of any person or entity (or in the name of any successive transferee of such certificate) and a new certificate therefor issued, such person or entity or such transferee shall surrender such new certificate for cancellation, accompanied by the written notice of conversion above required, in which case (1) such person or entity or such transferee shall be deemed to have elected to treat the endorsement on (or instrument of transfer accompanying) the certificate so delivered by such former record holder as authorizing such person or entity or such transferee on behalf of such former record holder so to convert such shares and so to give such notice, (2) the shares of Class B Common Stock registered in the name of such former record holder shall be deemed to have been surrendered for conversion for the purpose of the transfer to such person or entity or such transferee of the shares of Class A Common Stock issuable upon conversion and (3) the appropriate entries shall be made on the books of the Company to reflect such action.

          In the event that the Board of Directors of the Company (or any committee or subcommittee of the Board of Directors, or any officer of the Company, designated for this purpose by the Board of Directors) shall determine, upon the basis of facts not disclosed in any notice or other document accompanying the certificate for shares of Class B Common Stock when presented for transfer, that such shares of Class B Common Stock have been registered in violation of the provisions of Section (a)(6), or shall determine that a person or entity is enjoying for his or its own benefit the special rights and powers of shares of Class B Common Stock in violation of such provisions, then the Company shall take such action at law or in equity as is appropriate under the circumstances. An unforeclosed pledge made to secure a bona fide obligation shall not be deemed to violate such provisions.

               (v) Every certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

          "The shares of Class B Common Stock represented by this certificate may not be transferred to any person or entity in connection with a transfer that does not meet the qualifications set forth in Section
     (a)(6)(iv) of Article FOURTH of the Certificate of Incorporation of Heller Financial, Inc. and no person or entity who receives such shares in connection with a transfer which does not meet the qualifications prescribed by Section (a)(6)(iv) of said Article FOURTH is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, but the record holder of this certificate may at any time convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

               (vi) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Section
(a)(6), any dividend for which the record date or payment date shall be subsequent to such conversion and which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of

Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend which shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

               (vii) The Company shall not reissue or resell any shares of Class B Common Stock which shall have been converted into shares of Class A Common Stock pursuant to or as permitted by the provisions of this Section
(a)(6), or any shares of Class B Common Stock which shall have been acquired by the Company in any other manner. The Company shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class B Common Stock accordingly.

               The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would be issuable upon the conversion of all shares of Class B Common Stock then outstanding.

               (viii) In connection with any transfer or conversion of any stock of the Company pursuant to or as permitted by the provisions of this Section (a)(6), or in connection with the making of any determination referred to in this Section (a)(6):

                    (A) The Company shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Company responsible for making such transfer or determination or issuing Class A Common Stock pursuant to such conversion has substantial reason to believe, or unless the Board of Directors (or a committee or subcommittee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any notice or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination referred to in Section (a)(6)(iv) above should be made, in either of which events the Company shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation.

                    (B) Except as otherwise required by law, neither the Company nor any director, officer, employee or agent of the Company shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of transfer of the shares of Common Stock.

                    (C) The Company will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock pursuant to this Section (a)(6), and no such issue or delivery shall be made unless and until the person or entity requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                    (D) Subject to the rights of any holders of Preferred Stock and Senior Preferred Stock, all rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively, in accordance with Section (a)(3) and subsections (D) through (F) of this Section (a)(6)(viii), inclusive, in the holders of Common Stock, voting together as a single class, except as otherwise required by the law of the State of Delaware, this Article FOURTH or the By-Laws of the Company.

                    (E) At any meeting of stockholders, the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of stock of the Company entitled to vote on every matter that is to be voted on without regard to class at such meeting shall constitute a quorum for purposes of such vote.

                    (F) At every meeting of stockholders, except as otherwise required by the law of the State of Delaware or this Article FOURTH, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class, and their votes shall be counted and totaled together; and at any meeting of stockholders duly called and held at which any such vote as one class is to be taken and at which a quorum (determined in accordance with the provisions of subsection (E)) is present, (i) in all matters other than the election of directors, a majority of the votes which could be cast at such meeting upon a given question and (ii) in the case of the election of directors, a plurality of the votes which could be cast at such meeting upon such election, in each case by such holders who are present in person or by proxy, shall be necessary in addition to any vote or other action that may be expressly required by the provisions of this Certificate of Incorporation or by the law of the State of Delaware, to decide such question or election, and shall decide such question or election if no such additional vote or other action is so required.

          (7) In the event that at any time or from time to time after the original issuance of the Class A Common Stock, the Company issues any additional shares of Class A Common Stock of the Company or any other securities of the Company convertible into shares of Class A Common Stock of the Company (other than pursuant to any employee stock or stock option benefit plan or in connection with any stock split or stock dividend), the holders of shares of Class B Common Stock shall have the right to subscribe for and purchase additional shares of Class B Common Stock or shares of such other securities such that such holders of Class B Common Stock may, by purchasing such additional securities, maintain the same percentage beneficial ownership interest (including voting and/or economic interest) that such holders held immediately prior to the issue of such additional securities.

          As of February 24, 1998, each outstanding whole share of Common Stock, par value $0.25 per share, was automatically, without the necessity of any further action on the part of the holder thereof, reclassified into one share of Class B Common Stock.

          The Preferred Stock and the Senior Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that (i) the aggregate number of shares of Preferred Stock issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized, and
(ii) the aggregate number of shares of Senior Preferred Stock issued and not canceled of any and all such series shall not exceed the total number of shares of Senior Preferred Stock authorized. Authority is hereby expressly granted to the Board of Directors, by the vote of a majority of the then total number of its membership, from time to time to issue the Preferred Stock or Senior Preferred Stock as Preferred Stock or Senior Preferred Stock, respectively, of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

          Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          Except as otherwise specifically set forth herein, no holder of stock of the Company shall have any preemptive rights with respect to stock of the Company.

     (b) The Board of Directors pursuant to the authority expressly vested in this Article FOURTH, and pursuant to the provisions of the General Corporation Law of the State of Delaware has by resolution fixed the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof of the following series of Preferred Stock:

     NW Preferred Stock, Class B

          (1) Designation. The designation of the series of Preferred Stock created by this resolution shall be "NW Preferred Stock, Class B (No Par Value)", the first series of said stock when issued to be designated as "Series A," and each subsequent series when issued thereafter to be lettered consecutively (all such series hereinafter called the "NW Preferred Stock"). The NW Preferred Stock, Class B shall consist of 100,000 shares. Except as hereinafter set forth, all such series when issued are to be governed by the same voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof as each of the other series of Preferred Stock.

          (2) Dividends. The holders of shares of the NW Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends in cash in an amount determined at a rate equal to one percent per annum above the rate of interest at which deposits in United States dollars are offered by the principal office of The Fuji Bank, Limited in London, England, to prime banks in the London interbank market for a period equal to three months (or, in the case of the initial issuance of a series of NW Preferred Stock, for a period equal to the period commencing on the date of issuance of such series and ending on the date of the calendar quarter during which such issuance occurred), which dividend amount shall be established on the second business day preceding the first day of each calendar quarter (or in the case of the initial issuance of a series of NW Preferred Stock, on the second business day preceding the date of issuance of such series), payable quarterly on March 31, June 30, September 30, and December 31 in each year, commencing on the first such date following the initial issuance of any series of NW Preferred Stock (each of such quarterly periods (or, in the case of the initial issuance of a series of NW Preferred Stock, such shorter period) ending on the last day of such months, being hereinafter called a "dividend period"). The rights of holders of the NW Preferred Stock shall be noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the NW Preferred Stock payable on a dividend payment date, then holders of NW Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay dividends accrued for such period, whether or not dividends on the NW Preferred Stock are declared payable on any future dividend payment date. The amount of dividends payable for any period shorter than a full quarterly dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. All dividends declared upon the shares of the NW Preferred Stock and any other preferred stock ranking on a parity as to dividends with the NW Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the NW Preferred Stock and such other preferred stock shall in all cases bear to each other the same rate that Accrued Dividends per share on the shares of the NW Preferred Stock and such other preferred stock bear to each other. No full dividends shall be declared or paid or set apart for payment of the preferred stock of any series ranking, as to dividends, on a parity with or junior to the NW Preferred Stock for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the NW Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). When dividends are not paid in full, as aforesaid, upon the shares of NW Preferred Stock and any other preferred stock ranking on a parity as to dividends with the NW Preferred Stock, all dividends declared upon shares of NW Preferred Stock and any other class of series of preferred stock ranking on a parity as to dividends with the NW Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the NW Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that dividends per share on the shares of NW Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other preferred stock bear to each other. Holders of shares of NW Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), as herein provided, on the NW Preferred Stock. Holders of shares of the NW Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, and no dividends shall be paid on any shares of NW Preferred Stock during the existence of a default in the payment of principal of or interest on any outstanding indebtedness of the Company for money borrowed.

          (3) Rights of Redemption. The shares of the NW Preferred Stock shall be subject to redemption as follows:

               A. Mandatory Redemption. Each share of each series of NW Preferred Stock shall be redeemable no less than 30 and no more than 45 days following the end of a calendar quarter upon five business days' prior written notice to the Company from the holder (the date on which any such redemption shall occur being referred to herein as the "Redemption Date"), in whole or in part, in an aggregate amount in such calendar quarter not exceeding the excess of the Net Worth of the Company, as defined herein, at the end of such quarter over $500,000,000, at a redemption price equal to the price paid to the Company upon the issuance thereof, plus Accrued Dividends in respect thereof, provided that the Company shall be obligated to effect any such redemption only to the extent that its doing so will not (i) result in a breach of or default under any agreement for or instrument evidencing indebtedness of, or guaranteed by, the Company and (ii) conflict with the provisions set forth under paragraph 2 of this Section (b) restricting the payment of dividends on any shares of NW preferred Stock during the existence of a default in the payment of principal of or interest on any outstanding indebtedness of the Company for money borrowed.

          Unless provision has been made for payment in full of Accrued Dividends on all preferred stock, no sum shall be set aside for the redemption of any Preferred Stock nor shall any Preferred Stock be purchased or otherwise acquired by the Company.

               B. Sinking Fund, Etc. Shares of the NW Preferred Stock are not subject or entitled to the benefit of a sinking fund.

               C. Effect of Redemption. After a Redemption Date in respect of any shares of NW Preferred Stock, shares redeemed on such Redemption Date shall not be deemed to be outstanding and shall not be transferable on the books of the Company except to the Company.

               D. Receipt of Redemption Price. At any time on or after a Redemption Date in respect of any shares of NW Preferred Stock, the respective holders of record of shares of NW Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Company of certificates for the shares to be redeemed.

               E. Return of Deposits, Etc. Any moneys deposited with the transfer agent, or other redemption agent, for the redemption of any shares of NW Preferred Stock which shall not be claimed after five years from the Redemption Date shall be repaid to the Company by such agent on demand, and the holder of any such shares of NW Preferred Stock shall thereafter look only to the Company for any payment to which such holder may be entitled. Any interest accrued on money so deposited shall belong to the Company and shall be paid to it from time to time on demand.

               F. Redemption by Deposit. If on or before the Redemption Date in respect of any shares of NW Preferred Stock, funds necessary for such redemption shall have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption on such Redemption Date, with a bank or trust company in good standing organized under the laws of the United States of America, doing business in the City of Chicago or in the Borough of Manhattan, in the City of New York, having a capital, surplus and undivided profits aggregating at least $10,000,000 according to its last published statement of condition, then, notwithstanding that any certificate for shares to be redeemed shall not have been surrendered for cancellation, from and after such Redemption Date, all shares to be redeemed shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive the redemption price for such shares, without interest, and the right to exercise on or before the close of business on the Redemption Date, privileges of exchange or conversion, if any, not theretofore expiring. Any interest accrued on such funds shall be paid to the Company from time to time.

          (4) Rights on Liquidation, Dissolution or Winding Up.

               A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the NW Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the NW Preferred Stock, an amount equal to the price paid for each such share upon the issuance thereof plus an amount equal to all Accrued Dividends thereon to and including the date of payment.

               B. In the event the assets of the Company available for distribution to the holders of shares of NW Preferred Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph A of this paragraph 4, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of NW Preferred Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the shares of NW Preferred Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

          (5) Voting. The shares of the NW Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law.

          (6) Definitions.

               A. The term "business day" shall mean a day on which dealings are carried on in the London interbank market and banks are open in London, and banks are not required or authorized to close in New York City or in Chicago, it being understood, however, that for purposes of paragraph 2 of this Resolution, the term "business day" shall not include reference to Chicago.

               B. The term "Accrued Dividends" shall mean the aggregate amount of dividends that have been declared but have not been paid in respect of shares of the NW Preferred Stock.

               C. Intentionally Omitted.

               D. Intentionally Omitted.

               E. The term "Net Worth" in respect of any period shall mean the stockholders' equity of the Company, including preferred stock, common stock and earned surplus and all other items listed under the heading "Stockholders' Equity" on the balance sheet of the Company, as determined in accordance with generally accepted accounting principles, consistently applied, and shown on the balance sheet of the Company as at the close of such period; provided, that Net Worth shall be increased by the aggregate amount of the accrued and unpaid dividends on all shares of NW Preferred Stock outstanding on the last day of the period in respect of which Net Worth is being determined, and by the aggregate amount of the liquidation preference of all such shares of NW Preferred Stock to the extent not otherwise included in Net Worth pursuant to the foregoing provisions of this definition.

               F. The term "Preferred Stock" shall mean any preferred stock created and issued under the Certificate of Incorporation of the Company as in effect on the date of this resolution, including the NW Preferred Stock, whether or not issued. The term "preferred stock" shall mean shares of any class of stock (including Preferred Stock) if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of Common Stock.

               G. For the purposes of this resolution any stock of any class or classes of the Company shall be deemed to rank:

                    (1) prior to shares of the NW Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the NW Preferred Stock;

                    (2) on a parity with shares of the NW Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the NW Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of NW Preferred Stock; and

                    (3) junior to shares of the NW Preferred Stock, either as to dividends or upon liquidation, if such class shall be common stock of the Company or if the holders of the NW Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes.

     (c) The Board of Directors pursuant to the authority expressly vested in this Article FOURTH, and pursuant to the provisions of the General Corporation Law of the State of Delaware has by resolution fixed the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof of the following series of Senior Preferred Stock:

     Cumulative Perpetual Senior Preferred Stock, Series A

     (1) Designation. The designation of the series of Senior Preferred Stock created by these resolutions shall be Cumulative Perpetual Senior Preferred Stock, Series A (the "Series A Senior Preferred Stock"). The number of authorized shares constituting the Series A Senior Preferred Stock is 5,000,000. The shares of the Series A Senior Preferred Stock shall have a stated value of $25.00 per share.

     (2) Voting Rights. The Series A Senior Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law and as stated herein.

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Senior Preferred Stock voting as a class is required to approve any proposed amendment to this Certificate of Incorporation or the By-laws of the Company if such amendment would increase or decrease the aggregate number of authorized shares of the Series A Senior Preferred Stock, increase or decrease the par value of the Series A Senior Preferred Stock or alter or change the powers, preferences or special rights of the Series A Senior Preferred Stock so as to affect the Series A Senior Preferred Stock adversely.

     In case the Company shall be in arrears in the payment of six consecutive quarterly dividends on the outstanding Series A Senior Preferred Stock, the holders of the Series A Senior Preferred Stock voting separately as a class and in addition to any voting rights that holders of the Series A Senior Preferred Stock shall have as required by law, shall have the exclusive right to elect two additional directors beyond the number to be elected by the shareholders at the next annual meeting of the shareholders called for the election of directors, and at every subsequent such meeting at which the terms of office of the directors so elected by the Series A Senior Preferred Stock expire, provided such arrearage exists on the date of such meeting or subsequent meetings, as the case may be. The right of the holders of Series A Senior Preferred Stock voting separately as a class to elect two members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on Series A Senior Preferred Stock shall have been paid in full and provision has been made for the payment in full of the dividends for the current quarter, at which time the special right of the holders of Series A Senior Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to revesting at such time as the Company shall be in arrears in the payment of six consecutive quarterly dividends on the outstanding Series A Senior Preferred Stock. If the annual meeting of stockholders of the Company is not, for any reason, held on the date fixed in the By-laws at a time when the holders of Series A Senior Preferred Stock, voting separately and as a class, shall be entitled to elect directors, or if vacancies shall exist in both of the two offices of directors elected by the holders of Series A Senior Preferred Stock, a proper officer of the Company shall, upon the written request of the holders of record of at least ten percent (10%) of the Series A Senior Preferred Stock then outstanding addressed to the Secretary of the Company, call a special meeting in lieu of the annual meeting of stockholders, or, in the event of such vacancies, a special meeting of the holders of Series A Senior Preferred Stock, for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty
(20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of at least ten percent (10%) of the outstanding Series A Senior Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series A Senior Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

     At any meeting held for the purpose of electing directors at which the holders of Series A Senior Preferred Stock shall have the right, voting separately as a class, to elect directors as aforesaid, the presence in person or by proxy of the holders of at least thirty-three and one-third percent (33-1/3%) of the outstanding Series A Senior Preferred Stock shall be required to constitute a quorum of such Series A Senior Preferred Stock.

     Any vacancy occurring in the office of director elected by the Holders of Series A Senior Preferred Stock may be filled by the remaining director elected by the holders of the shares of such class, unless and until such vacancy shall be filled by the holders of the shares of such series voting as a class. Any director to be elected by the holders of Series A Senior Preferred Stock shall agree, prior to his election to office, to resign upon any termination of the right of the holders of Series A Senior Preferred Stock to vote as a class for directors as herein provided, and upon any such termination the directors then in office elected by the holders of Series A Senior Preferred Stock shall forthwith resign.

     Unless the Company receives the affirmative vote of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock voting as a class, the Company shall not issue to the holder of the common stock of the Company as of this date or to any affiliate of such common stockholder, from any class or series of stock existing at the time of this resolution or to be created in the future, any shares of stock ranking on a parity with the Series A Senior Preferred Stock as to payment of dividends and upon liquidation. For the purpose of this paragraph, the term "affiliate" of the common stockholder shall mean a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the common stockholder.

     Unless the Company receives the affirmative vote of the holders of at least two-thirds of the then outstanding shares of the Series A Senior Preferred Stock voting as a class, the Company shall not issue, from any class or series of stock existing at the time of the resolutions designating the Series A Preferred Stock or to be created in the future, any shares of stock ranking senior to the Series A Senior Preferred Stock as to payment of dividends and upon liquidation.

     (3) Preferences. The Series A Senior Preferred Stock will be cumulative perpetual Senior Preferred Stock (i.e., will be redeemable, if at all, solely at the option of the Company) and will rank senior to the class designated as any Preferred Stock as to payments of dividends and upon liquidation.

     The 5,000,000 shares of Series A Senior Preferred Stock authorized for issuance pursuant to resolutions of the Board of Directors of the Company all constitute Senior Preferred Stock within the 20,000,000 shares originally authorized pursuant to resolutions of the Board of Directors.

     (4) Dividends. The holders of the shares of Series A Senior Preferred Stock shall be entitled to receive, when as and if declared by the Board of Directors of the Company (the "Board of Directors" or "Board") or a committee thereof out of funds legally available therefor, cash dividends at the rate 8-1/8% per annum to be payable quarterly on the fifteenth day of, February, May, August and November of each year, commencing November 15, 1992 (each a "Series A Dividend Payment Date"). Each such dividend will be paid to holders of record on each record date, which shall not be less than 5 nor more than 50 days preceding the Series A Dividend Payment Date, as fixed by the Board or a duly authorized committee thereof.

     Dividends on the Series A Senior Preferred Stock, whether or not declared, will be cumulative from the date of original issue of the Series A Senior Preferred Stock. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends will not hear interest.

     No full dividends shall be declared or paid or set apart for payment on the Company's preferred stock of any series ranking, as to dividends on a parity with or junior to the Series A Senior Preferred Stock for any period unless full dividends on the Series A Senior Preferred Stock (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon the Series A Senior Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Series A Senior Preferred Stock, dividends upon shares of Series A Senior Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Senior Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on shares of Series A Senior Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends on the Series A Senior Preferred Stock have been paid for a dividend period, no dividends (other than on Common Stock or another stock ranking junior to the Series A Senior Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution made upon the Common Stock of the Company or on any other stock of the Company ranking junior to or on a parity with the Series A Senior Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series A Senior Preferred Stock as to dividends and upon liquidation).

     (5) Rights of Redemption. At the option of the Company, shares of the Series A Senior Preferred Stock may be redeemed, as a whole or in part, on any Series A Dividend Payment Date occurring on or after the eighth anniversary of the date of issue at a redemption price equal to the stated value per share plus, in each case, dividends accrued and unpaid thereon (whether or not earned or declared) to the date fixed for redemption.

     Notwithstanding the foregoing, unless full dividends, including any accumulation on all outstanding shares of Series A Senior Preferred Stock of and full dividends, including any accumulation on preferred stock of the Company of any series ranking, as to dividends, on a parity with or senior to the Series A Senior Preferred Stock, shall have been paid or contemporaneously are declared and paid, no shares of Series A Senior Preferred Stock shall be redeemed unless all outstanding shares of Series A Senior Preferred Stock and shares of such other preferred stock are simultaneously redeemed, provided that the foregoing shall not prevent the purchase or acquisition of shares of Series A Senior Preferred Stock or shares of such other preferred stock by conversion into or exchange for shares of the Company ranking junior to the Series A Senior Preferred Stock and such other preferred stock as to dividends and upon liquidation.

     If shares of Series A Senior Preferred Stock are to be redeemed, the notice of redemption shall be mailed to each record holder of shares of Series A Preferred Stock to be redeemed, not less than 30 nor more than 45 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of Series A Senior Preferred Stock to be redeemed, (iii) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein),
(iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date, (v) the provision of the Certificate under which redemption is made and (vi) the place or places where holders may surrender such shares of Series A Senior Preferred Stock, if applicable, and obtain payment of the redemption price. No defect in the notice of redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

     In the event that less than all of the outstanding shares of Series A Senior Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Company by lot or such other method as the Company shall deem fair and equitable.

     If the Company gives notice of redemption, then, by 12:00 Noon, New
York City time, on the redemption date, the Company shall irrevocably deposit with a paying agent (the "Series A Paying Agent") funds sufficient to pay the applicable redemption price, including any accrued and unpaid dividends to the redemption date, and shall give the Series A Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders of record thereof upon surrender of certificates. If notice of redemption shall have been given, then upon the date of such deposit, all rights of holders of the shares so called for redemption shall cease, except the right of the holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. The Company shall be entitled to receive, from time to time, from the Series A Paying Agent, the interest, if any, earned on such monies deposited with the Series A Paying Agent, and the holders of any shares to be redeemed with such monies shall have no claim to any such interest. Any funds so deposited which are unclaimed at the end of two years from such redemption date shall upon demand be repaid to the Company, after which the holders of the shares of Series A Senior Preferred Stock so called for redemption shall be entitled to look only to the Company for payment thereof.

     (6) Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Senior Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of shares of Common Stock, the Preferred Stock or of any other class or series of stock ranking junior to the Series A Preferred Stock as to such a distribution, an amount equal to $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current, and each prior dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods) to the date fixed for payment of such distribution.

     (b) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of the Series A Senior Preferred Stock and shares of any other class or series of stock of the Company ranking on a parity with the Series A Senior Preferred Stock as to any such distribution are not paid in full, the holders of shares of the Series A Senior Preferred Stock and the holders of shares of such other class or series of stock shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

     (c) After payment to the holders of shares of the Series A Senior Preferred Stock of the full preferential amounts provided for in this Section 3, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company.

     (d) The consolidation or merger of the Company with or into any other corporation or corporations, or the sale, lease or conveyance of all or substantially all the assets of the Company, whether for cash, shares of stock, Series A Senior Preferred Stock or properties, shall not be regarded as a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

     (e) Conversion and Exchange. The holders of shares of the Series A Senior Preferred Stock shall not have any rights to convert such shares into or to exchange such shares for shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Company.

     (7) Priority as to Certain Distributions. As a series of Senior Preferred Stock, the shares of the Series A Senior Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in the resolutions and in this Certificate of Incorporation.

     (8) Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series A Senior Preferred Stock.

     (9) Ranking. Without limitation to any provision set forth in the resolutions or in this Certificate of Incorporation, it is hereby confirmed and expressly declared that the Series A Senior Preferred Stock constitutes a series of Senior A Preferred Stock and, accordingly, ranks senior to all shares of Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up.

     For purposes hereof, any class or series or stock of the Company shall be deemed to rank:

     (a) prior to the Series A Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series A Senior Preferred Stock;

     (b) on a parity with the Series A Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation preferences per share thereof are different from those of the Series A Senior Preferred Stock, if the holders of such class or series of stock and of the Series A Senior Preferred Stock shall be entitled to the receipt of dividends or of amount distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of the Series A Senior Preferred Stock; and

     (c) junior to the Series A Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock, Preferred Stock or if the holders of the Series A Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

     (10) Exclusion of Other Rights. Unless otherwise required by law, shares of the Series A Senior Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

     (11) Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a Certificate of Correction pursuant to Delaware law.

     (12) Change in Number of Shares. As provided in this Certificate of Incorporation but subject to applicable law, the Board of Directors may increase or decrease the number of shares of this series of Preferred Stock subsequent to the issue of shares of this series, but not below the number of shares of the Series A Senior Preferred Stock then outstanding.

     (d) The Board of Directors pursuant to the authority expressly vested in this Article Fourth, and pursuant to the provisions of the General Corporation Law of the State of Delaware has by resolution fixed the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof of the following series of Senior Preferred Stock:

     Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C

     1. Designation. The designation of the series of Senior Preferred Stock created by these resolutions shall be Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C ("Series C Senior Preferred Stock"). The number of authorized shares constituting the Series C Senior Preferred Stock is 1,500,000. The shares of the Series C Senior Preferred Stock shall have a stated value of $100.00 per share.

     2. Voting Rights. The Series C Senior Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law and as stated herein.

          (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least
66 2/3% of all of the shares of Series C Senior Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series C Senior Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation or of any other certificate amendatory of or supplemental to this Certificate of Incorporation (including any certificate of designation, preferences and rights or any similar document relating to any series of Senior Preferred Stock or any series of the Preferred Stock, no par value per share, of the Company ("Junior Preferred Stock")) or of the By-laws of the Company which would adversely affect the preferences, rights, powers or privileges of the Series C Senior Preferred Stock;

          (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least
66 2/3% of all of the Series C Senior Preferred Stock and all other series of Senior Preferred Stock for which dividends are noncumulative ("Noncumulative Senior Preferred Stock") ranking on a parity with shares of the Series C Senior Preferred Stock, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series C Senior Preferred Stock and such other series of Noncumulative Senior Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the shares of the Series C Senior Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the Company into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

          (c) If, at the time of any annual meeting of stockholders for the election of directors of the Company, a default in preference dividends on the Series C Senior Preferred Stock or any other class or series of Noncumulative Senior Preferred Stock ranking on a parity with the Series C Senior Preferred Stock, either as to dividends or upon liquidation, and upon which like voting rights have been conferred and are exercisable (excluding any other class or series of Series C Senior Preferred Stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (c), "Voting Noncumulative Senior Preferred Stock") shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Noncumulative Senior Preferred Stock), and the holders of the Series C Senior Preferred Stock and the Voting Noncumulative Senior Preferred Stock shall have the right at such meeting, voting together as a single class without regard to class or series (to the exclusion of the holders of Common Stock, Junior Preferred Stock and of any series of Senior Preferred Stock which is not Voting Noncumulative Senior Preferred Stock), to elect two directors of the Company to fill such newly created directorships. Each director elected by the holders of shares of Series C Senior Preferred Stock and any class or series of Voting Noncumulative Preferred Stock in an election provided for by this Section 2(c) (herein called a "Preferred Director") shall continue to serve as such director until the next annual meeting of stockholders for the election of directors of the Company and until his successor is elected and qualified, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series C Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the Company's stockholders, or of the holders of shares of Series C Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock, called for that purpose. So long as a default in any preference dividends on the Series C Senior Preferred Stock or any class or series of Voting Noncumulative Senior Preferred Stock shall exist, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Company and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Series C Senior Preferred Stock and Voting Noncumulative Senior Preferred Stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

     Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a "default in preference dividends" on the

Series C Series Preferred Stock or any class or series of Voting Noncumulative Senior Preferred Stock shall be deemed to have occurred whenever dividends upon the Series C Senior Preferred Stock or such class or series of Voting Noncumulative Senior Preferred Stock have not been paid or declared and set aside for payment for the equivalent of six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all dividends on the Series C Senior Preferred Stock or such other class or series of Voting Noncumulative Senior Preferred Stock have been paid or declared and set apart for payment regularly for at least one year (i.e., four consecutive full quarterly dividend periods).

     3. Preferences. The Series C Senior Preferred Stock will be fixed rate noncumulative perpetual (i.e., will be redeemable, if at all, solely at the option of the Company) Senior Preferred Stock and will rank senior to the Junior Preferred Stock as to payments of dividends and upon liquidation.

     4.   Dividends.

          (a) The holders of shares of the Series C Senior Preferred Stock shall be entitled to receive cash dividends thereon at a rate per annum of 6.687%, such rate per annum to be computed on the basis of the stated value thereof of $100.00 per share, and no more, payable (if declared) quarterly out of the funds of the Company legally available for the payment of dividends. Such dividends shall be payable, when, as and if declared by the Board or a duly authorized committee thereof, on February 15, May 15, August 15 and November 15 of each year (each a "Series C Dividend Payment Date"), commencing August 15, 1997. Each such dividend shall be paid to the holders of record of shares of Series C Senior Preferred Stock as they appear on the stock register of the Company on the close of business on such record date, which shall be not less than five nor more than 50 days (whether or not business days) preceding the Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee thereof. The rights of holders of the Series C Senior Preferred Stock shall be noncumulative. Accordingly, if the Board fails to declare a dividend on the Series C Senior Preferred Stock payable on a Dividend Payment Date, then holders of Series C Senior Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such Series C Dividend Payment Date, and the Company will have no obligation to pay dividends accrued for such period, whether or not dividends on the Series C Senior Preferred Stock are declared payable on any future Series C Dividend Payment Date. The amount of dividends payable for any period shorter than a full quarterly dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

          (b) If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of the Series C Senior Preferred Stock for dividend payments made on or after the date of enactment of such change shall be increased by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula") and rounding the result to the nearest cent (with one-half cent rounded up):

                                 1 - [.35 (1 - .70)]
                                 ________________
                                 1 - [.35 (1 - DRP)]

     For purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question is less than 50%, then the DRP will equal 0.50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in
Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Company shall receive either (i) an unqualified opinion of independent recognized tax counsel based upon the legislation amending or establishing the DRP or upon a published pronouncement of the Internal Revenue Service (the "IRS") addressing such legislation or (ii) a private letter ruling or similar form of assurance from the IRS, in either case to the effect that such an amendment would not apply to dividends payable on shares of Series C Senior Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review.

     If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Series C Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Series C Dividend Payment Date will not be increased; but instead, an amount, equal to the excess, if any, of (x) the product of the dividends paid by the Company on such Series C Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50) over (y) the dividends paid by the Company on such Series C Dividend Payment Date, will be payable (if declared) on the next succeeding Series C Dividend Payment Date to holders of Series C Senior Preferred Stock on the record date applicable to such succeeding Series C Dividend Payment Date, in addition to any other amounts payable on such Series C Dividend Payment Date.

     In addition, if an amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Series C Dividend Payment Date as to which the Corporation previously paid dividends on shares of Series C Senior Preferred Stock (each an "Affected Series C Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") on the next succeeding Series C Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Series C Dividend Payment Date has been declared, on the second succeeding Series C Dividend Payment Date following the date of enactment), to holders of Series C Senior Preferred Stock on the record date applicable to such succeeding Series C Dividend Payment Date, in an amount equal to the excess, if any, of (x) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50, applied to each Affected Series C Dividend Payment Date) over (y) the dividends paid by the Company on each Affected Series C Dividend Payment Date.

     Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Company will only make one payment of Retroactive Dividends.

     In the event that the amount of dividends payable per share of Series C Senior Preferred Stock shall be adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Company will cause notice of each such adjustment and, if applicable any Retroactive Dividends, to be sent to each holder of record of the shares of Series C Senior Preferred Stock at such holder's address as the same appears on the stock register of the Company.

          (c) So long as any shares of Series C Senior Preferred Shares are outstanding, no dividend (other than a dividend in Common Stock, Junior Preferred Stock or any other stock ranking junior to the Series C Senior Preferred Stock as to dividends and upon liquidation and other than as provided in subsection (c) of this Section 4) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, Junior Preferred Stock or any other stock ranking junior to or on a parity with the Series C Senior Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, Junior Preferred Stock or other stock of the Company ranking junior to or on a parity with the Series C Senior Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series C Senior Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on all outstanding shares of the Series C Senior Preferred Stock shall have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof has been or is set apart for such payment, for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared).

          (d) When dividends are not paid or declared and set aside for payment in full, as aforesaid, upon the shares of Series C Senior Preferred Stock and any other Senior Preferred Stock ranking on a parity as to dividends with the Series C Senior Preferred Stock, all dividends declared upon shares of Series C Senior Preferred Stock and any other class or series of Senior Preferred Stock ranking on a parity as to dividends with the Series C Senior Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Senior Preferred Stock and such other Senior Preferred Stock shall in all cases bear to each other the same ratio that dividends per share on the shares of Series C Senior Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other Senior Preferred Stock bear to each other. Holders of shares of Series C Senior Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), as herein provided, on the Series C Senior Preferred Stock.

     5.  Redemption.

          (a) The shares of Series C Senior Preferred Stock shall not be redeemable prior to August 15, 2007. On and after August 15, 2007, the
Company, at its option, may redeem shares of the Series C Senior Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $100.00 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared) for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), including any dividends payable due to changes in the Dividends Received Percentage and Retroactive Dividends to the date fixed for redemption. In the event that fewer than all the outstanding shares of Series C Senior Preferred Stock are to be redeemed pursuant to this Section 5(a), the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

          (b) Notwithstanding the foregoing, if dividends for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) have not been declared and paid or set apart for payment on all outstanding shares of Series C Senior Preferred Stock, no shares of Series C Senior Preferred Stock shall be redeemed unless all outstanding shares of Series C Senior Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of Series C Senior Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series C Senior Preferred Stock pursuant to a tender or exchange offer made on the same terms to all holders of Series C Senior Preferred Stock and mailed to the holders of record of the Preferred Stock at such holders' addresses as the same appear on the stock register of the Company; provided, further, that if some, but less than all, of the shares of the Series C Senior Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Company, the shares of the Series C Senior Preferred Stock tendered will be purchased or otherwise acquired by the Company on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder tendering shares of Series C Senior Preferred Stock.

          (c) In the event the Company shall redeem shares of Series C Senior Preferred Stock pursuant to subsection (a) of this Section 5, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing funds for the payment of the redemption price) dividends on the shares of Series C Senior Preferred Stock so called for redemption under subsection (a) of this Section 5 shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price against delivery of such shares) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable redemption price.
In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (e) If the Company gives notice of redemption, then, by 12:00
Noon, Chicago time, on the redemption date, the Company shall irrevocably deposit with a paying agent (which may be an affiliate of the Company) (the "the Series C Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the State of Illinois or the State of New York and having capital, surplus and undivided profits aggregating at least $10,000,000, funds sufficient to pay the applicable redemption price, including any accrued and unpaid dividends to the redemption date, and shall give the Series C Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders of record of the shares of Series C Senior Preferred Stock upon surrender of certificates for such shares (previously endorsed or assigned for transfer). If notice of redemption shall have been given, then upon the date of such deposit, all rights of holders of the shares so called for redemption shall cease, except the right of the holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. The Company shall be entitled to receive, from time to time, from the Series C Paying Agent, the interest, if any, earned on such funds deposited with the Series C Paying Agent, and the holders of any shares to be redeemed with such funds shall have no claim to any such interest. Any funds so deposited which are unclaimed at the end of two years from such redemption date shall upon demand be repaid to the Company, after which the holders of the shares of Series C Senior Preferred Stock so called for redemption shall be entitled to look only to the Company for payment thereof.

     6.  Liquidation Preference.

          (a) Upon the dissolution, liquidation or winding up of the Company, voluntary or involuntary, the holders of the shares of Series C
Senior Preferred Stock shall be entitled to receive and be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, the Junior Preferred Stock or any other class of stock ranking junior to the Series C Senior Preferred Stock upon liquidation, the amount of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) on such shares for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) to the date of final distribution.

          (b) Neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the

Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

          (c) After the payment to the holders of the shares of Series C Senior Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of the shares of Series C Senior Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

          (d) In the event the assets of the Company available for distribution to the holders of the shares of Series C Senior Preferred Stock upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subsection (a) of this Section 6, no such distribution shall be made on account of any shares of any other class or series of Senior Preferred Stock ranking on a parity with the shares of Series C Senior Preferred Stock upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the shares of Series C Senior Preferred Stock ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     7. Conversion and Exchange. The holders of shares of the Series C Senior Preferred Stock shall not have any rights to convert such shares into, or to exchange such shares for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Company.

     8. Priority as to Certain Distributions. As a series of Senior Preferred Stock, the shares of the Series C Senior Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in the resolutions designating the Series C Senior Preferred Stock and in this Certificate of Incorporation.

     9. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series C Senior Preferred Stock.

     10. Ranking. Without limitation to any provision set forth in these resolutions or in this Certificate of Incorporation, it is hereby confirmed and expressly declared that the Series C Senior Preferred Stock constitutes a series of Senior Preferred Stock and, accordingly, ranks senior to all shares of Junior Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up.

     For purposes hereof, any class or series or stock of the Company shall be deemed to rank:

          (a) prior to the Series C Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Senior Preferred Stock;

          (b) on a parity with the Series C Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation preferences per share thereof are different from those of the Series C Senior Preferred Stock, if the holders of such class or series of stock and of the Series C Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Series C Senior Preferred Stock; and

          (c) junior to the Series C Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or Junior Preferred Stock or if the holders of the Series C Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

     11. Exclusion of Other Rights. Unless otherwise required by law, shares of the Series C Senior Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

     12. Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a certificate of correction pursuant to Delaware law.

     13. Change in Number of Shares. As provided in this Certificate of Incorporation, but subject to applicable law, the Board of Directors may increase or decrease the number of shares of this series of Senior Preferred Stock subsequent to the issue of shares of this series, but not below the number of shares of Series C Senior Preferred Stock then outstanding.

     The 1,500,000 shares of Series C Senior Preferred Stock authorized for issuance pursuant to resolutions of the Board of Directors all constitute Senior Preferred Stock within the 20,000,000 shares originally authorized pursuant to resolutions of the Board of Directors.

     FIFTH: The existence of the Company is to be perpetual.

     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     SEVENTH: Except as otherwise provided for or fixed pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of a series of the Senior Preferred Stock to elect additional directors, the number of directors of the Company shall be fixed and may be altered from time to time as may be provided in the By-laws. In case of any increase in the number of directors, the additional directors may be elected by the directors, or by the stockholders, at an annual or special meeting.

     EIGHTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors are expressly authorized:

     (a) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

     (b) Subject to Article FIFTEENTH hereof, to make, alter, amend or repeal By-laws for the Company without any action on the part of the stockholders.

     (c) To designate two or more directors to constitute an executive committee, which committee shall have and exercise (except when the Board of Directors shall be in session and except as otherwise provided under the law of the State of Delaware, this Certificate of Incorporation or the By-laws of the Company) such powers and rights of the full Board of Directors in the management of the business and affairs of the Company as may be lawfully delegated, and shall have power to authorize the seal of the Company to be affixed to all papers which may require it.

     (d) If the By-laws of the Company shall so provide, the stockholders and directors shall have power to hold their meetings either within or without the State of Delaware, and to have one or more offices outside of the State of Delaware, and to keep the books and records of the Company outside the State of Delaware, and at such place or places as may from time to time be designated by the Board of Directors.

     (e) To authorize and cause to be executed mortgages and liens without limit as to amount, upon the real and personal property of the Company.

     (f) From time to time to determine whether and to what extent, and at what time and place and under what conditions and regulations the accounts and books of the Company, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Company except as conferred by statute or the By-laws or as authorized by a resolution of the directors or stockholders.

     (g) To sell, assign, transfer, convey and otherwise dispose of a part of the property, assets and effects of the Company, less than the whole or substantially the whole thereof, on such terms and conditions as they shall deem advisable, without the assent of the stockholders in writing or otherwise; and also to sell, assign, transfer, convey and otherwise dispose of the whole, or substantially the whole, of the property, assets, effects, franchises, and goodwill of the Company on such terms and conditions as they shall deem advisable but only with the assent in writing, or pursuant to the vote, of the holders at least 66-2/3% of the total voting power of all outstanding Common Stock, but in any event not less than the amount required by law.

     (h) All of the powers of the Company, insofar as the same lawfully may be vested by this Certificate in the directors, are hereby conferred upon the said directors of the Company.

     NINTH: The Company may in its By-laws fix the number (not less than the number required by law or in this Certificate of Incorporation) of shares (or votes thereof), the holders of which must consent to, or which must be voted in favor of, any specific act or acts by the Company, or its Board of Directors, and during the period for which such number remains so fixed, such specified act or acts shall not and may not be performed or carried out by the Company, or its Board of Directors without the consent or affirmative vote of the holders of at least the number of shares (or votes thereof) so fixed.

     TENTH: Subject to Article SIXTEENTH hereof and to the law of the State of Delaware, in the absence of fraud, no contract or transaction between the Company and any other corporation shall be affected by the fact that the directors of the Company are interested in or are directors or officers of such other corporation, and any director individually may be a party to, or may be interested in any such contract or transaction of the Company; and no such contract or transaction of the Company with any person or persons, firm or association, shall be affected by the fact that any director of this Company is a party to, or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or transaction of any such director shall be fully disclosed, and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of the directors of the Company not so interested; and each and every person who may become a director in the Company is hereby relieved from any liability that might otherwise exist from thus contracting with the Company for the benefit of himself or any firm, association, or corporation in which he may be in anyway interested.

     ELEVENTH: The Company may in its Bylaws make any other provisions or requirements for the management or conduct of the business of the Company, provided the same be not inconsistent with the provisions of this Certificate of Incorporation, or contrary to the laws of the State of Delaware, or the United States.

     TWELFTH: Subject to any rights of holders of Preferred Stock and Senior Preferred Stock of the Company and to the law of the State of Delaware, if one or more vacancies occur in the Board of Directors by reason of death, resignation, expansion of the Board of Directors or otherwise, except insofar as otherwise provided in the case of a vacancy or vacancies occurring by reason of removal by the stockholders, the remaining directors, although less than a quorum, or the sole remaining director, may elect, by a majority vote (if there be more than one remaining director), a successor or successors for the unexpired term or terms, and, except as otherwise provided by law, any such vacancy may not be filled by the stockholders of the Company.

     THIRTEENTH: A special meeting of stockholders may be called at any time by
(i) the Chairman of the Board, the Vice Chairman or the President or (ii) the Secretary at the request of a majority of the total number of members of the Board of Directors. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company. Such written consent shall be filed with the records of the Company. Notwithstanding the foregoing, however, on and after the date on which neither Fuji Bank and/or its subsidiaries nor any Class B Transferee (and/or its subsidiaries) continues to beneficially own a majority of the total voting power of all outstanding classes of Common Stock of the Company, voting together as a single class, any corporate action required or permitted to be taken at any annual meeting of stockholders or special meeting of stockholders may taken only at a duly called annual meeting of stockholders or special meeting of stockholders and may not be taken by written consent of the stockholders in lieu of a meeting.

     FOURTEENTH: No director of the Company shall be personally liable to the Company or to its stockholders for monetary damages arising out of or resulting from any breach of his fiduciary duty as a director; provided, however, that this Article FOURTEENTH shall not apply in any case where such liability arises out of or results from: (a) the breach by such director of his duty of loyalty to the Company or to its stockholders; (b) any act or omission of such director not in good faith or which involves intentional misconduct or a knowing violation of the law; (c) any transaction from which such director derives an improper personal benefit; or (d) any payment of a dividend or any purchase or redemption of the capital stock of the Company in violation of the provisions of
Section 174 of the General Corporation Law of the State of Delaware (the "DGCL"). If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company existing at the time of such elimination or limitation, in addition to the limitation on personal liability herein, shall be eliminated or limited to the fullest extent of the DGCL. Any repeal or modification of this Article FOURTEENTH by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company at the time of such repeal or modification. This
Article FOURTEENTH shall be effective as of, and shall apply to any act, omission or transaction of any director of the Company occurring on or after, July 1, 1986.

     FIFTEENTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation. Notwithstanding any provisions herein to the contrary and subject to the rights of any holders of Preferred Stock and Senior Preferred Stock, (1) the affirmative vote of the holders of at least 66-2/3% of the total voting power of all classes of outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with Article TWELFTH or THIRTEENTH hereof or this Article FIFTEENTH, and (2) the By-laws of the Company may be adopted, amended or repealed by the affirmative vote of the members of the Board of Directors of the Company constituting not less than a majority of the entire Board of Directors or by the vote of the holders of at least 66-2/3% of the total voting power of all outstanding Common Stock, voting together as a single class.

     SIXTEENTH: (a) In anticipation that Fuji Bank will remain a substantial stockholder of the Company and in anticipation that the Company and Fuji Bank may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company through its continued contractual, corporate and business relations with Fuji Bank (including possible service of directors and officers and other employees of Fuji Bank as directors or officers or other employees of the Company), the provisions of this Article Sixteenth are set forth to regulate and define the conduct of certain affairs of the Company as they may involve Fuji Bank and its directors and officers and other employees, and the powers, rights, duties and liabilities of this Company and its directors, officers and other employees and stockholders in connection therewith.

     (b) Fuji Bank shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither Fuji Bank nor any director or officer or other employee thereof (except as provided in subsection (c) below) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of Fuji Bank. In the event that Fuji Bank acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Fuji Bank and the Company, Fuji Bank shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Fuji Bank pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

     (c) In the event that a director or officer or other employee of the Company who is also a director or officer or other employee of Fuji Bank acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and Fuji Bank, such director or officer or other employee of the Company shall have fully satisfied and fulfilled his fiduciary duty to the Company and its stockholders with respect to such corporate opportunity, if such person acts in a manner consistent with the following policy:

     (1) a corporate opportunity offered to any person who is an officer or employee of the Company, and who is also a director but not an officer or employee of Fuji Bank, shall belong to the Company; (2) a corporate opportunity offered to any person who is a director but not an officer or employee of the Company, and who is also a director or officer or other employee of Fuji Bank shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his capacity as a director of the Company, and otherwise shall belong to Fuji Bank; and (3) a corporate opportunity offered to any person who is an officer or other employee of both the Company and Fuji Bank, or an officer of one and a non-officer employee of the other, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his capacity as an officer or employee of the Company, and otherwise shall belong to Fuji Bank.

     (d)  For purposes of this Article SIXTEENTH only:

     (1) A director of the Company who is Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer or employee of the Company by reason of holding such position (without regard to whether such position is deemed an officer of the Company under the By-Laws of the Company), unless such person is a full-time employee of the Company; and

     (2)(i) The term "Company" shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities which are controlled by the Company (directly or indirectly) through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise and (ii) the term "Fuji Bank" shall mean Fuji Bank and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, defined in accordance with the foregoing subsection (i)) which are controlled by Fuji Bank (directly or indirectly) through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise.

     (e) Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article SIXTEENTH shall expire on the date that Fuji Bank ceases to own beneficially Common Stock representing at least 30% of the total voting power of all classes of outstanding Common Stock of the Company and no person who is a director or officer or other employee of the Company is also a director or officer or other employee of Fuji Bank. Neither the alteration, amendment or repeal of this Article SIXTEENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTEENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                            [signature page follows]

     IN WITNESS WHEREOF, Heller Financial, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President and attested by its Assistant Secretary and has caused its corporate seal to be hereunto affixed, this __ day of April, 1998.

                                          HELLER FINANCIAL, INC.


Seal                                      By:
                                             -----------------------------
                                          Name:
                                               ---------------------------
                                          Title:
                                                --------------------------
Attest:


-----------------------------
Assistant Secretary